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Conning Money Market Portfolio Call Script

OPENING

Hello, Mr./Ms. "XXXXXXXX". This is (Rep First and Last Name) from Walnut Street Securities calling on behalf of the Conning Money Market Portfolio Fund to follow up on a recent proxy mailing. The proxy is in regards to the proposal to reorganize the Mercantile Conning Money Market Portfolio into the Firstar Funds, Inc. The new Firstar Conning Money Market Fund would have the same objective and investment policies as the Mercantile Conning Portfolio and the expenses would remain the same. We have not received your proxy cards yet. May I have a few minutes of your time to record your vote over the phone?

     IF DID NOT RECEIVE:

     May we send you another proxy package for this important vote?
     NO: The shareholder meeting is scheduled for May 31, 2001 and has been adjourned until June 14, 2001. We are urging everyone to vote his or her shares as soon as possible.
     STILL DOES NOT WANT PROXY: Thank you for your time today/this evening.
     YES: Let me verify the address that the first proxy package was mailed to. (Verify name and address). You should receive a new proxy package in approximately 5 days. Please fill out the proxy card and vote as soon as possible. Thank you for your time today/this evening.

     ALREADY VOTED: Great! Thank you for your time today/this evening.

     WOULD LIKE TO VOTE ON PHONE: Can you verify that your name and address is as follows. (Read full name and address). May I also have the last four digits of your social security number for verification? Do you wish to vote in accordance with the Board of Directors' recommendation?

          VOTE CONFIRMATION: Let me confirm that for all of your accounts you wish to vote in accordance with the Board of Directors' recommendation in favor of the proposal.
          Let me confirm that for all of your accounts you wish to vote AGAINST the proposal.
          Let me confirm that for all of your accounts you wish to ABSTAIN on the proposal.

     Likely Questions: What does the Board recommend? According to the proxy statement, the Board recommends a vote in favor of the reorganization.

     WILL BE VOTING: Great! We are calling to encourage you to vote as soon as possible. Would you like to cast your vote over the phone now?

     WILL NOT VOTE ON PHONE: I understand that you may be reluctant to vote over the phone, however this is the quickest way to meet a June 14 deadline. You can vote by mail, Internet or touch-tone phone. We encourage you to vote as soon as possible. The web address is www.proxyvote.com. In case you have lost your control number, it is ________. Thank you for your time today.

     WILL NOT BE VOTING: We are calling to encourage you to vote so we can avoid the cost of additional solicitations.

          STILL NOT VOTING: Thank you for your time and have a good day/evening.

DEPARTMENT REFERRAL: Unfortunately, I cannot answer your question. Please call Katie Harwood at 1-800-452-2724 and she will be able to assist you.

PRIORITY HANDLING: (Defined as any shareholder contacted who is upset about the terms of the proxy or for being disturbed by the phone call) The shareholder's name, address, phone number and account information and his or her comments are recorded and sent to Katie Harwood at 414-287-3863.